Product supplement no. 98-II To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated October 2, 2008 Rule 424(b)(2)

JPMorgan Chase & Co.
Index Knock-Out Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index, or Linked to One or More of the Foregoing

General

  JPMorgan Chase & Co. may offer and sell index knock-out notes linked to a weighted basket consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index, or linked to one or more of the foregoing, as described below, from time to time. This product supplement no. 98-II describes terms that will apply generally to the index knock-out notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  The payment at maturity is linked to a weighted basket consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index, or linked to one or more of the foregoing, as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-31.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Basket, any of the Basket Indices or any of their component stocks.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:	Unless otherwise specified in the relevant terms supplement, the Basket will be composed of up to three indices (each a “Basket Index,” and collectively, the “Basket Indices”):
Basket Index	Weight

S&P 500® Index	†
Nikkei 225 Index	†
Dow Jones EURO STOXX 50® Index	†
† The relevant terms supplement will specify either (i) the weight of each Basket Index in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Index will be determined. For example, the relevant terms supplement may specify that each Basket Index has an equal weight in the Basket, in which case each Basket Index will make up 1/3 of the value of the Basket, or the relevant terms supplement may specify a different weighting for each of the three Basket Indices. Alternatively, the relevant terms supplement may specify that, for a Basket consisting of the S&P 500® Index and the Nikkei 225 Index, the Basket Index with the greater Index Return will make up 70% of the value of the Basket, and the Basket Index with the lesser Index Return will make up 30% of the value of the Basket.

The Basket may consist of fewer than all three Basket Indices, in which case the weight of each Basket Index not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indices will each be weighted as 0% of the Basket.

Knock-Out Event:

A Knock-Out Event occurs if, (a) for notes with continuous Index monitoring, at any time during the Monitoring Period, the Index Level for any Basket Index has decreased, as compared to the Index starting level for such Basket Index, by more than the Knock-Out Buffer Amount, or (b) for notes with daily Index monitoring, on any trading day during the Monitoring Period, the Index closing level for any Basket Index has decreased, as compared to the Index starting level for such Basket Index, by more than the Knock-Out Buffer Amount.

The relevant terms supplement will specify whether continuous or daily Index monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Basket Indices. For example, the relevant terms supplement may specify weekly or monthly Index monitoring on specified day(s) during a week or month for purposes of determining whether a Knock-Out Event has occurred. We refer to each such specified day as a “Monitoring Day.”
Knock-Out Buffer Amount:	A percentage as specified in the relevant terms supplement.
Payment at Maturity (If a Knock-Out Event has occurred):	Unless otherwise specified in the relevant terms supplement, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable), whether a Knock-Out Event has occurred and the Knock-Out Buffer Amount.

If a Knock-Out Event has occurred, your payment at maturity will reflect the performance of the Basket, unless otherwise specified in the relevant terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Ending Basket Level has declined from the Starting Basket Level (or Strike Level, if applicable).
Payment at Maturity (If a Knock-Out Event has not occurred):

If a Knock-Out Event has not occurred, your payment at maturity will reflect the performance of the Basket, subject to the Contingent Minimum Return. Your final payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Basket Return and (ii) the Contingent Minimum Return.

Contingent Minimum Return:

Unless otherwise specified in the relevant terms supplement, the “Contingent Minimum Return” on the notes is a percentage that we will determine on the pricing date and which will be set forth in the relevant terms supplement.

Monitoring Period or Monitoring Day(s):

As specified in the relevant terms supplement, if applicable. For example, the relevant terms supplement may specify that the Monitoring Period consists of each trading day from the pricing date to and including the final Basket Valuation Date. Alternatively, the relevant terms supplement may specify that the Monitoring Days consist of the last calendar day of each month, commencing and ending on specified dates.

Basket Return:	Unless otherwise specified in the relevant terms supplement:
Ending Basket Level – Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level:

Unless otherwise specified in the relevant terms supplement, set equal to 100 on the pricing date, the final Initial Averaging Date, if applicable, or on such other relevant date or dates as specified in the relevant terms supplement.

Ending Basket Level:

The Basket Closing Level on the Observation Date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates.

Basket Closing Level:	Unless otherwise specified in the relevant terms supplement, the Basket Closing Level on any relevant trading day will be calculated as follows:
100 x [1 + (S&P 500 Return x S&P 500 Weighting) + (Nikkei Return x Nikkei Weighting) + (EURO STOXX Return x EURO STOXX Weighting)]
Unless otherwise specified in the relevant terms supplement, on any trading day, each of the S&P 500 Return, the Nikkei Return and the EURO STOXX Return (each, an “Index Return”) is the performance of the respective Basket Index, expressed as a percentage, from the relevant Index starting level to the relevant Index closing level on such trading day.
The S&P 500 Weighting, the Nikkei Weighting and the EURO STOXX Weighting (each an “Index Weighting,” and collectively, the “Index Weightings”) are the respective weights of each of the Basket Indices in the Basket.
The relevant terms supplement will specify either (i) the weight of each Basket Index in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Index will be determined. For example, if the relevant terms supplement specifies that the S&P 500® Index is weighted to compose 18% of the value of the Basket, the S&P 500 Weighting is 18%. Alternatively, the relevant terms supplement may specify that, for a Basket consisting of the S&P 500® Index and the Nikkei 225 Index, the Basket Index with the greater Index Return will make up 70% of the value of the Basket, and the Basket Index with the lesser Index Return will make up 30% of the value of the Basket. The Basket may consist of fewer than all three Basket Indices, in which case the weight of each Basket Index not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indices will each be weighted as 0% of the Basket. For additional information, see “Description of Notes — Payment at Maturity.”
Strike Level:

The relevant terms supplement may specify a Basket level other than the Starting Basket Level to be used for calculating the Basket Return and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Starting Basket Level, shall be used to calculate the Basket Return.

Initial Averaging Dates:

As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Basket Valuation Date(s):

The Ending Basket Level will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Basket Valuation Dates in this product supplement. Any Basket Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Index Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 98-II, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

October 2, 2008

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 98-II and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 98-II and with respect to JPMorgan Chase & Co. This product supplement no. 98-II, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 98-II and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement no. 98-II are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 98-II and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 98-II and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 98-II have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Index Knock-Out Notes linked to a weighted basket consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index, or linked to one or more of the foregoing.

General

     The Index Knock-Out Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a weighted basket consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index (each a “Basket Index,” and collectively, the “Basket Indices”), or linked to one or more of the Basket Indices. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket calculated in accordance with the formula set forth below, whether the notes have a Strike Level and whether a Knock-Out Event has occurred. The notes do not guarantee any return of your investment at maturity.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $1,000 and integral multiples in excess thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the notes will be described in the relevant terms supplement, accompanying this product supplement no. 98-II. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

     The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed as described below. We will also specify the Contingent Minimum Return and the Knock-Out Buffer Amount in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable), whether a Knock-Out Event has occurred and the Knock-Out Buffer Amount.

     A Knock-Out Event occurs if, (a) for notes with continuous Index monitoring, at any time during the Monitoring Period, the Index Level for any Basket Index has decreased, as compared to the Index starting level for such Basket Index, by more than the Knock-Out Buffer Amount, or (b) for notes with daily Index monitoring, on any trading day during the Monitoring Period, the Index closing level for any Basket Index has decreased, as compared to the Index starting level for such Basket Index, by more than the Knock-Out Buffer Amount.

     The relevant terms supplement will specify whether continuous or daily Basket Index monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Basket Indices (the “Index monitoring”). For example, the relevant terms supplement may specify weekly or monthly Index monitoring on specified day(s) during a week or month for purposes of determining whether a Knock-Out Event has occurred. We refer to each such specified day as a “Monitoring Day.”

     If a Knock-Out Event has occurred, your payment at maturity will reflect the performance of the Basket, unless otherwise specified in the relevant terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Ending Basket Level has declined from the Starting Basket Level (or Strike Level, if applicable).

If a Knock-Out Event has not occurred, your payment at maturity will reflect the performance of the Basket, subject to the Contingent Minimum Return. Your final payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Basket Return and (ii) the Contingent Minimum Return.

     The “Monitoring Period” or the “Monitoring Days,” as applicable, will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each trading day from the pricing date to and including the final Basket Valuation Date. Alternatively, the relevant terms supplement may specify that the Monitoring Days consist of the last calendar day of each month, commencing and ending on specified dates.

     Unless otherwise specified in the relevant terms supplement, with respect to each Basket Index, the “Index Level,” if applicable, at any time on a trading day (including at the open and close of trading for the applicable Basket Index) during the Monitoring Period or on a Monitoring Day will equal the value at such time for such Basket Index as published on page “SPX” of Bloomberg, L.P., which we refer to as “Bloomberg,” for the S&P 500® Index, page “NKY” of Bloomberg for the Nikkei 225 Index, page “SX5E” of Bloomberg for the Dow Jones EURO STOXX 50® Index, or any successor page, or the Bloomberg page or successor page for any successor index.

     Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change of the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level or to a Basket Level other than the Starting Basket Level as specified in the relevant terms supplement (the “Strike Level”). The relevant terms supplement will specify the manner in which the Ending Basket Level will be determined. The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Return =	Ending Basket Level – Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)

     Unless otherwise specified in the relevant terms supplement, the “Starting Basket Level” will be set equal to 100 on the pricing date, the final Initial Averaging Date, if applicable, or on such other date or dates as specified in the relevant terms supplement, or, if the Basket consists of a single Basket Index, the Index closing level of the Basket Index on the pricing date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels of the Basket Indices on each of the Initial Averaging Dates. The “Ending Basket Level” is equal to the Basket Closing Level on the Observation Date, or such other date or dates as specified in the relevant terms supplement, or an arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates.

     Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” on any relevant trading day will be calculated as follows:

100 x [1 + (S&P 500 Return x S&P 500 Weighting) + (Nikkei Return x Nikkei Weighting) +
(EURO STOXX Return x EURO STOXX Weighting)]

     Unless otherwise specified in the relevant terms supplement, on any trading day, each of the S&P 500 Return, the Nikkei Return and the EURO STOXX Return (each an “Index Return”) is the performance of the respective Basket Index, expressed as a percentage, from the relevant Index starting level to the relevant Index closing level on such trading day.

     The S&P 500 Weighting, the Nikkei Weighting, the EURO STOXX Weighting and the FTSE Weighting (each an “Index Weighting,” and collectively, the “Index Weightings”) are the respective weights of each of the Basket Indices in the Basket.

     The relevant terms supplement will specify either (i) the weight of each Basket Index in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Index will be determined. For example, if the relevant terms supplement specifies that the S&P 500® Index is weighted to compose 18% of the value of the Basket, the S&P 500 Weighting is 18%. Alternatively, the relevant terms supplement may specify that, for a Basket consisting of the S&P 500® Index and the Nikkei 225 Index, the Basket Index with the greater Index Return will make up 70% of the value of the Basket, and the Basket Index with the lesser Index Return will make up 30% of the value of the Basket. The Basket may consist of fewer than all three Basket Indices, in which case the weight of each Basket Index not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indices will each be weighted as 0% of the Basket.

     On any trading day, the “S&P 500 Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

S&P 500 Return =	S&P 500 Closing Level – S&P 500 Starting Level S&P 500 Starting Level

where the “S&P 500 Starting Level” is the Index closing level of the S&P 500® Index on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels of the S&P 500® Index on each of the Initial Averaging Dates, and the “S&P 500 Closing Level” is the Index closing level of the S&P 500® Index on such trading day. However, if the Basket consists of only the S&P 500® Index, the “S&P 500 Closing Level” is the Index closing level of the S&P 500® Index on the Observation Date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels of the S&P 500® Index on each of the Ending Averaging Dates.

     On any trading day, the “Nikkei Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Nikkei Return =	Nikkei Closing Level – Nikkei Starting Level Nikkei Starting Level

where the “Nikkei Starting Level” is the Index closing level of the Nikkei 225 Index on the pricing date or such other date or dates specified in the relevant terms supplement, or the arithmetic average of the Index closing levels of the Nikkei 225 Index on each of the Initial Averaging Dates, and the “Nikkei Closing Level” is the Index closing level of the Nikkei 225 Index on such trading day. However, if the Basket consists of only the Nikkei 225 Index, the “Nikkei Closing Level” is the Index closing level of the Nikkei 225 Index on the Observation Date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels of the Nikkei 225 Index on each of the Ending Averaging Dates.

     On any trading day, the “EURO STOXX Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

EURO STOXX Return =	EURO STOXX Closing Level – EURO STOXX Starting Level EURO STOXX Starting Level

where the “EURO STOXX Starting Level” is the Index closing level of the Dow Jones EURO STOXX 50® Index on the pricing date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels of the Dow Jones EURO STOXX 50® Index on each of the Initial Averaging Dates, and the “EURO STOXX Closing Level” is the Index closing level of the Dow Jones EURO STOXX 50® Index on such trading day. However, if the Basket consists of only the Dow Jones EURO STOXX 50® Index, the “EURO STOXX Closing Level” is the Index closing level of the Dow Jones EURO STOXX 50® Index on the Observation Date or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels of the Dow Jones EURO STOXX 50® Index on each of the Ending Averaging Dates.

     We refer to each of the S&P 500 Starting Level, the Nikkei Starting Level and the EURO STOXX Starting Level as an “Index starting level.”

     With respect to each Basket Index, the “Index closing level” on any trading day will equal the official closing value of such Basket Index or any successor index thereto (as described below) published following the regular official weekday close of trading for such Basket Index on that trading day. In certain circumstances, the “Index closing level” for a Basket Index will be based on the alternate calculation of such Basket Index described under the index description section for the relevant Basket Index.

     With respect to each Basket Index, a “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities underlying such Basket Index or the relevant successor index, and (ii) the exchanges on which futures or options contracts related to such Basket Index or the relevant successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

     The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day with respect to any Basket Index, or there is a market disruption event with respect to any Basket Index on such Initial Averaging Date (any such Basket Index affected by a non-trading day or a market disruption event, a “Disrupted Basket Index”), the applicable Initial Averaging Date will be the immediately succeeding trading day for any such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing; provided that the Basket Closing Level on such Initial Averaging Date, as postponed, shall be determined by using (1) the Index closing level for each Basket Index (other than any such Disrupted Basket Index) on the originally scheduled Initial Averaging Date and (2) the Index closing level for any such Disrupted Basket Index on the immediately succeeding trading day for such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing. For the avoidance of doubt, if an Initial Averaging Date is to be postponed as described above, and there are two or more Disrupted Basket Indices and the first trading day on which there is no market disruption event relating to the first Disrupted Basket Index is different from such trading day for one or more of the other Disrupted Basket Indices, such Initial Averaging Date will be postponed to the latest of such trading days. Under these circumstances, the calculation agent will calculate the Basket Closing Level for such Initial Averaging Date using the Index closing levels of the Disrupted Basket Indices on different trading days.

     In no event, however, shall any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day with respect to any Disrupted Basket Index, or there is a market disruption event with respect to any Disrupted Basket Index on such tenth business day, the calculation agent will determine the Index closing level for any such Disrupted Basket Index for such date in accordance with the formula for and method of calculating such Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting such Disrupted Basket Index.

     The Basket Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day with respect to any Basket Index, or there is a market disruption event with respect to any Basket Index on such Basket Valuation Date, the applicable Basket Valuation Date will be the immediately succeeding trading day for any such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing; provided that the Basket Closing Level on such Basket Valuation Date, as postponed, shall be determined by using (1) the Index closing level for each Basket Index (other than any such Disrupted Basket Index) on the originally scheduled Basket Valuation Date and (2) the Index closing level for any such Disrupted Basket Index on the immediately succeeding trading day for such Disrupted Basket Index during which no market disruption event for such Disrupted Basket Index shall have occurred or be continuing. For the avoidance of doubt, if a Basket Valuation Date is to be postponed as described above, and there are two or more Disrupted Basket Indices and the first trading day on which there is no market disruption event relating to the first Disrupted Basket Index is different from such trading day for one or more of the other Disrupted Basket Indices, such Basket Valuation Date will be postponed to the latest of such trading days. Under these circumstances, the calculation agent will calculate the Basket Closing Level for such Basket Valuation Date using the Index closing levels of the Disrupted Basket Indices on different trading days.

     In no event, however, shall any Basket Valuation Date be postponed more than ten business days following the date originally scheduled to be such Basket Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Basket Valuation Date is not a trading day with respect to any Disrupted Basket Index, or there is a market disruption event with respect to any Disrupted Basket Index on such tenth business day, the calculation agent will determine the Index closing level for any such Disrupted Basket Index for such date in accordance with the formula for and method of calculating such Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting such Disrupted Basket Index.

     The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Basket Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Basket Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

     A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Basket Consisting of a Single Basket Index

     If the Basket consists of only one Basket Index, unless otherwise specified in the relevant terms supplement, all references to (1) the “Basket Return” will be deemed to refer to the “S&P 500 Return,” the “Nikkei Return” or the “EURO STOXX Return,” as applicable, and may be referred to as the “Index Return” in the relevant terms supplement, (2) the “Ending Basket Level” will be deemed to refer to the “S&P 500 Closing Level,” the “Nikkei Closing Level” or the “EURO STOXX Closing Level,” as applicable, and may be referred to as the “Ending Index Level” in the relevant terms supplement and (3) the “Starting Basket Level” will be deemed to refer to the “S&P 500 Starting Level,” the “Nikkei Starting Level” or the “EURO STOXX Starting Level,” as applicable, and may be referred to as the “Initial Index Level” in the relevant terms supplement.

RISK FACTORS

     Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Basket or any of the component stocks of the Basket Indices. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

     The notes do not pay interest and may not return any of your investment. The amount payable at maturity, if any, will be determined pursuant to the terms described in this product supplement no. 98-II and the relevant terms supplement. The relevant terms supplement will specify whether the notes have a Strike Level. Your principal is protected against depreciation in the Basket if the Index Level for any Basket Index at any time (for notes with continuous Index monitoring) during the Monitoring Period or on any Monitoring Day, as applicable, or the Index closing level for any Basket Index (for notes with daily Index monitoring) on any trading day during the Monitoring Period or on any Monitoring Day, as applicable, has not decreased, as compared to the Index starting level for such Basket Index, by more than the Knock-Out Buffer Amount. However, if a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Ending Basket Level has declined from the Starting Basket Level (or Strike Level, if applicable). Under these circumstances, your principal will be fully exposed to any depreciation in the Basket.

The protection provided by the Knock-Out Buffer Amount may terminate during the term of the notes.

     If the Index Level of any Basket Index at any time (for notes with continuous Index monitoring) during the Monitoring Period or on any Monitoring Day, as applicable, or the Index closing level of any Basket Index (for notes with daily Index monitoring) on any trading day during the Monitoring Period or on any Monitoring Day, as applicable, has decreased, as compared to the Index starting level for such Basket Index, by more than the Knock-Out Buffer Amount, a Knock-Out Event will have occurred and you will at maturity be fully exposed to any depreciation of the Basket. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Basket Level is less than the Starting Basket Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your investment for every 1% decrease in the Ending Basket Level as compared to the Starting Basket Level (or Strike Level, if applicable). You will be subject to this potential loss of principal even if the relevant Basket Index subsequently increases such that the Index closing level of such Basket Index is less than the Index starting level of such Basket Index by not more than the Knock-Out Buffer Amount, or equal to or greater than such Index starting level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus the Contingent Minimum Return at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

The Basket Indices may not be equally weighted.

     Unless otherwise specified in the relevant terms supplement, the Basket is composed of up to three Basket Indices, each of which may have a different weight in determining the value of the Basket, depending on the Index Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the S&P 500 Weighting, the Nikkei Weighting and the EURO STOXX Weighting are 30%, 45% and 25%, respectively. One consequence of such an unequal weighting of the Basket Indices is that the same percentage change in two of the Basket Indices may have different effects on the Basket Closing Level. For example, if the Nikkei Weighting is greater than the S&P 500 Weighting, a 5% decrease in the Nikkei 225 Index will have a greater effect on the Basket Closing Level than a 5% decrease in the S&P 500® Index.

The weight of each Basket Index may be determined on a date other than the pricing date.

     If so specified in the relevant terms supplement, the weight of each Basket Index in the Basket may be determined on a date or dates other than the pricing date. For example, the relevant terms supplement may specify that the weights of the Basket Indices in the Basket will be determined based on the relative magnitude of the Index Return of each Basket Index on the Observation Date. As a result, if the relevant terms supplement so specifies, you will not know the weight assigned to each Basket Index until a date later than the pricing date, and you may not know the weight assigned to each Basket Index in the Basket prior to the final Basket Valuation Date.

Changes in the value of the Basket Indices may offset each other.

     Unless otherwise specified in the relevant terms supplement, the notes are linked to a weighted Basket composed of the Basket Indices. Price movements in the Basket Indices may not correlate with each other. At a time when the value of one or more of the Basket Indices increases, the value of the other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Basket Indices may be moderated, or more than offset, by lesser increases or decreases in the level of the other Basket Index or Indices, particularly if the Basket Index or Indices that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level or, if applicable, the Strike Level. You may lose some or all of your investment in the notes if the Ending Basket Level is lower than the Starting Basket Level or, if applicable, the Strike Level.

Your return on the notes will not reflect dividends on the common stocks of the companies in the Basket Indices.

     Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Basket Indices and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Basket Level. The Ending Basket Level reflects the prices of the common stocks in the Basket Indices on the Basket Valuation Date(s) without taking into consideration the value of dividends paid on those stocks.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the notes will not be listed on an organized securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

     J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Ending Basket Level may be less than the Basket Closing Level at the maturity date of the notes or at other times during the term of the notes.

     Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more Basket Valuation Dates during the term of the notes, the level of the Basket on the maturity date or at other times during the term of the notes, including dates near the Basket Valuation Date(s), could be higher than the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket after the final Basket Valuation Date, if there is a significant decrease in the level of the Basket around the time of the Basket Valuation Date(s) or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Basket Valuation Date for the notes is near the end of the term of the notes, then if the Basket levels increase or remain relatively constant during the initial term of the notes and then decrease below the Starting Basket Level (or Strike Level, if applicable), the Ending Basket Level may be significantly less than if it were calculated on a date earlier than the Basket Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket, the Basket Indices, the securities underlying the Basket Indices or contracts relating to the Basket or Basket Indices for which there is an active secondary market.

The Basket may consist of only one Basket Index.

     In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indices will each be weighted as 0% of the Basket. In such cases, the Basket Closing Level will be determined with respect to the Index closing level of the single Basket Index, and changes in the levels of the other Basket Indices will have no effect on the Basket Closing Level.

The Index starting level for the Basket Indices may be determined after the issue date of the notes.

     If so specified in the relevant terms supplement, the Index starting level for the Basket Indices will be determined based on the arithmetic average of the Index closing levels of the Basket Indices on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the Index starting level for the Basket Indices may not be determined, and you may therefore not know such value, until after the issue date. Similarly, the global note certificate constituting the notes, which will be deposited with DTC on the issue date as described under “General Terms of Notes — Book-Entry Only Issuance — The Depository Trust Company,” will not set forth the Index starting level for the Basket Indices. The Index starting level for the Basket Indices will be used in the calculation of the returns for the various Basket Indices, and the returns will be used in calculating the Basket Return and the payment at maturity, if any. If there are any increases in the Index closing levels for the Basket Indices on the Initial Averaging Dates that occur after the issue date and such increases result in the Index starting level for one or more of the Basket Indices being higher than the Index closing level of such Basket Index or Indices on the issue date, this may establish higher levels that the Basket Indices must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

The notes are not designed to be short-term trading instruments.

     The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Basket Indices on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility in the Basket Indices;

  the time to maturity of the notes;

  whether a Knock-Out Event has occurred;

  the dividend rate on the common stocks underlying the Basket Indices;

  interest and yield rates in the market generally as well as in each of the markets of the securities composing the Basket Indices;

  economic, financial, political, regulatory or judicial events that affect the stocks composing the Basket Indices or stock markets generally, and which may affect the Basket Closing Level on any Initial Averaging Date, if applicable, or the Starting Basket Level, if applicable, or any Basket Valuation Date or the Ending Basket Level;

  the exchange rate and the volatility of the exchange rate between the U.S. dollar, the Japanese yen and the European Union euro, and the correlation (or lack thereof) between those rates; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your notes at a substantial discount from the principal amount if a Knock-Out Event has occurred or if the Ending Basket Level is at, below or not sufficiently above the Starting Basket Level.

     You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may decrease such that you may not receive any return of your investment. If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Ending Basket Level has declined from the Starting Basket Level (or Strike Level, if applicable). There can be no assurance that, if a Knock-Out Event has occurred, the Ending Basket Level will not reflect a decline from the Starting Basket Level (or Strike Level, if applicable) so that at maturity, you do not lose some or all of your investment.

The Basket Return for the notes will not be adjusted for changes in exchange rates that might affect the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index.

     Although the stocks composing the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index are traded in currencies other than U.S. dollars, and the notes, which are linked to the Basket Indices, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the notes. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in “Description of Notes — Payment at Maturity.”

     The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

     While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such estimated cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

S&P may adjust the S&P 500® Index in a way that affects its level, and S&P has no obligation to consider your interests.

     Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), is responsible for calculating and maintaining the S&P 500® Index. S&P can add, delete or substitute the stocks underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. On March 21, 2005, S&P began to use a revised methodology for calculating the S&P 500® Index and on September 16, 2005, S&P completed its transition to the new calculation methodology. You should realize that the changing of companies included in the S&P 500® Index may affect the S&P 500® Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index. See “The S&P 500® Index,” and “General Terms of Notes — Discontinuation of a Basket Index; Alteration of Method of Calculation.”

Nikkei Inc. may adjust the Nikkei 225 Index in a way that affects its level, and Nikkei Inc. has no obligation to consider your interests.

     Nikkei Inc. is responsible for calculating and maintaining the Nikkei 225 Index. Nikkei Inc. can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the level of the Nikkei 225 Index. You should realize that the changing of companies included in the Nikkei 225 Index may affect the Nikkei 225 Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, Nikkei Inc. may alter, discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the notes. Nikkei Inc. has no obligation to consider your interests in calculating or revising the Nikkei 225 Index. See “The Nikkei 225 Index,” and “General Terms of Notes — Discontinuation of a Basket Index; Alteration of Method of Calculation.”

STOXX Limited may adjust the Dow Jones EURO STOXX 50® Index in a way that affects its level, and STOXX Limited has no obligation to consider your interests.

     STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50® Index. STOXX Limited can add, delete or substitute the stocks underlying the Dow Jones EURO STOXX 50® Index or make other methodological changes that could change the level of the Dow Jones EURO STOXX 50® Index. You should realize that the changing of companies included in the Dow Jones EURO STOXX 50® Index may affect the Dow Jones EURO STOXX 50® Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, STOXX Limited may alter, discontinue or suspend calculation or dissemination of the Dow Jones EURO STOXX 50® Index. Any of these actions could adversely affect the value of the notes. STOXX Limited has no obligation to consider your interests in calculating or revising the Dow Jones EURO STOXX 50® Index. See “The Dow Jones EURO STOXX 50® Index,” and “General Terms of Notes — Discontinuation of a Basket Index; Alteration of Method of Calculation.”

We are currently one of the companies that make up the S&P 500® Index, but, to our knowledge, we are not currently affiliated with any other company included in the Basket.

     We are currently one of the companies that make up the S&P 500® Index. To our knowledge, we are not currently affiliated with any of the other companies whose stock is represented in the Basket Indices. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to S&P, Nikkei Inc., STOXX Limited or any of the other companies included in the Basket, and none of those companies will be involved in the offering of the notes in any way. Neither they nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks that compose the Basket Indices.

     As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Basket Indices would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

     J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Basket Indices and other financial instruments related to the Basket Indices and their component stocks on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to one or more of the Basket Indices. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of one or more of the Basket Indices and, accordingly, could affect the value of the notes and the amount payable to you at maturity, if any.

     We or our affiliates may currently or from time to time engage in business with companies whose stock is included in one of the Basket Indices, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about companies whose stock is included in one of the Basket Indices. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Basket Indices as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Basket Indices or the stocks that compose the Basket Indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Ending Basket Level, the Strike Level, if applicable, the Basket Return, the Index starting level for each Basket Index, the Index closing level of each Basket Index on each Initial Averaging Date, if applicable, the Basket Closing Level on any Basket Valuation Date, including the S&P 500 Return, the S&P 500 Closing Level, the Nikkei Return, the Nikkei Closing Level, the EURO STOXX Return and the EURO STOXX Closing Level, the Index Level or the Index closing level of any Basket Index during the Monitoring Period or on the Monitoring Days, if applicable, for purposes of determining whether a Knock-Out Event has occurred, the Ending Basket Level and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any Basket Index and whether there has been a material change in the method of calculating any of the Basket Indices. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Closing Level or the Basket Return on any Basket Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. Market disruptions might also prevent the calculation agent from properly valuing the Index closing level of a Basket Index on any Initial Averaging Date, if applicable. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. In any event, amounts paid to Non-U.S. Holders may be subject to U.S. federal withholding tax if the issuer of any of the stocks in any Basket Index or Basket Indices is treated as a “U.S. real property holding corporation,” within the meaning of Section 897 of the Code and the Treasury regulations thereunder, and certain other conditions are met. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 98-II and consult your tax adviser regarding your particular circumstances.

     In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of instruments similar to the notes to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

     The stocks that compose the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

     The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes. Unless otherwise specified in the relevant terms supplement, each agent’s commissions will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, our projected profit resulting from such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in one or more Basket Indices, the stocks underlying one or more Basket Indices, or instruments whose value is derived from one or more Basket Indices or their underlying stocks. While we cannot predict an outcome, such hedging activity or other hedging and investment activities of ours could potentially increase the level of one or more Basket Indices, and therefore, effectively establish a higher level that the relevant Basket Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in one or more Basket Indices, the stocks underlying one or more Basket Indices or instruments whose value is derived from one or more Basket Indices or their underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of any of the Basket Indices or the value of the notes, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE S&P 500® INDEX

     We have derived all information contained in this product supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

     The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

     On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

     Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  holdings by government entities, including all levels of government in the United States or foreign countries; and

  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

     However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the calculation of the S&P 500® Index. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

     For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On

March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80. ) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

     As of the date of this product supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

     An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

     Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

     To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

     The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Index Divisor Adjustment Required
Company added/ deleted	Net change in market value determines Index Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Index Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Index Divisor adjustment reflects deletion.	Yes

Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Index Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the Index Divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Index Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

     Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

     A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies in the S&P 500® Index. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Tuesdays for implementation after the close of trading on Wednesday. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

     IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges. Revised IWFs are applied on the third Friday of September. Changes in IWFs resulting from corporate actions which exceed 10 percentage points will be implemented as soon as possible; changes of less than 10 percentage points are implemented at the next annual review.

License Agreement with S&P

     S&P and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the notes.

     The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P without regard to JPMorgan Chase & Co. or the notes. S&P has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

     S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     “STANDARD & POOR’S,” “S&P” AND “S&P 500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE NIKKEI 225 INDEX

     We have derived all information regarding the Nikkei 225 Index contained in this product supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. The Nikkei 225 Index was developed by Nikkei Inc. and is calculated, maintained and published by Nikkei Inc. We make no representation or warranty as to the accuracy or completeness of such information. Nikkei Inc. has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

     The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index, as of the date of this product supplement, is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

     The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

  Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

  Financials — Banks, Miscellaneous Finance, Securities, Insurance;

  Consumer Goods — Marine Products, Food, Retail, Services;

  Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

  Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

  Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

     The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.394 as of April 2, 2008 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

     In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

     A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

     A list of the issuers of the Nikkei Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei Inc. first calculated and published the Nikkei 225 Index in 1970.

License Agreement with Nikkei Inc. and Disclaimers

     We expect to enter into an agreement with Nikkei Inc. that would provide us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Nikkei 225 Index, which is owned and published by Nikkei Inc., in connection with certain securities.

     Our license agreement with Nikkei Inc. will provide that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei 225 Index by us or our affiliates.

     The Nikkei 225 Index is an intellectual property of Nikkei Inc. Nikkei Inc. was formerly known as Nihon Keizai Shimbun, Inc. The name was changed on January 1, 2007. “Nikkei,” “Nikkei 225” and “Nikkei Stock Average” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei 225 Index. Nikkei Digital Media, Inc., a wholly-owned subsidiary of Nikkei Inc., calculates and disseminates the Nikkei 225 Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively referred to as the “Nikkei 225 Index Sponsor.”

     The notes are not in any way sponsored, endorsed or promoted by the Nikkei 225 Index Sponsor. The Nikkei 225 Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei 225 Index or the figure as which the Nikkei 225 Index stands at any particular day or otherwise. The Nikkei 225 Index is compiled and calculated solely by the Nikkei 225 Index Sponsor. However, the Nikkei 225 Index Sponsor shall not be liable to any person for any error in the Nikkei 225 Index and the Nikkei 225 Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the notes, of any error therein.

     In addition, the Nikkei 225 Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225 Index.

The Tokyo Stock Exchange

     The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

     Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

     The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the notes.

THE DOW JONES EURO STOXX 50® INDEX

     We have derived all information regarding the Dow Jones EURO STOXX 50® Index contained in this product supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

     The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 98-II or any terms supplement.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

     The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

     The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 98-II or any terms supplement.

     The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the index’s total free float market capitalization.

     The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

     The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index =	free float market capitalization of the Dow Jones EURO STOXX 50® Index adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index	x 1,000

     The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

     The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Special cash dividend: Adjusted price = closing price – dividend announced by the company × (1 – withholding tax) Divisor: decreases	(2) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: no change
(3) Rights offering: Adjusted price = (closing price × A + subscription price × B) / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: increases	(4) Stock dividend of another company: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: no change
(5) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(6) Return of capital and share consideration:

Adjusted price = (closing price – dividend announced
                         by company × (1 – withholding tax))
                         × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(7) Repurchase shares / self tender:

Adjusted price = ((price before tender × old number of
                           shares ) – (tender price × number of
                           tendered shares)) / (old number of
                           shares – number of tendered shares)

New number of shares = old number of shares –                                       number of tendered shares

Divisor: decreases

(8) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases

(9) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price ×
                         C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares ×
                                        ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription
                         price × C) / ((A + C) × (1 + B / A))

New number of shares = old number of shares ×
                                        ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

License Agreement with STOXX Limited

     We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

     The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Dow Jones EURO STOXX 50® Index to track general stock market performance. STOXX Limited has no relationship to JPMorgan Chase & Co. other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to JPMorgan Chase & Co. or the notes. STOXX Limited has no obligation to take the needs of JPMorgan Chase & Co. or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

     STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN JPMORGAN CHASE & CO. AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

     THE DOW JONES EURO STOXX 50® INDEX AND STOXX® ARE THE INTELLECTUAL PROPERTY (INCLUDING REGISTERED TRADEMARKS) OF STOXX LIMITED, ZURICH, SWITZERLAND AND/OR DOW JONES & COMPANY, INC., A DELAWARE CORPORATION, NEW YORK, USA (THE “LICENSORS”), AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY JPMORGAN CHASE & CO. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LICENSORS, AND THE LICENSORS MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

GENERAL TERMS OF NOTES

Calculation Agent

     J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Ending Basket Level, the Strike Level, if applicable, the Basket Return, the Index starting level for each Basket Index, the Index closing level of each Basket Index on each Initial Averaging Date, if applicable, the Basket Closing Level on any Basket Valuation Date, including the S&P 500 Return, the S&P 500 Closing Level, the Nikkei Return, the Nikkei Closing Level, the EURO STOXX Return and the EURO STOXX Closing Level, the Index Level or the Index closing level of any Basket Index during the Monitoring Period or on the Monitoring Days, if applicable, for purposes of determining whether a Knock-Out Event has occurred, the Ending Basket Level and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any Basket Index and whether there has been a material change in the method of calculating any of the Basket Indices. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

     All calculations with respect to the Ending Basket Level, the Strike Level, if applicable, the Basket Return and the Basket Closing Level (including the S&P 500 Closing Level, the S&P 500 Return, the Nikkei Closing Level, the Nikkei Return, the EURO STOXX Closing Level and the EURO STOXX Return) or any Index Level or Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the calculation agent from calculating the Index closing level of a Basket Index on any Initial Averaging Date, if applicable, the Basket Closing Level on any Basket Valuation Date, and consequently, the Basket Return or the Index Level at any time or the Index closing level of any Basket Index on any trading day during the Monitoring Period or on any Monitoring Day for purposes of determining whether a Knock-Out Event has occurred, or calculating the amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

     With respect to each Basket Index and any relevant successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  a suspension, absence or material limitation of trading of stocks then constituting 20% or more of such Basket Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of such Basket Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

  a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to such Basket Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

  a decision to permanently discontinue trading in the relevant futures or options contracts,

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

     For the purpose of determining whether a market disruption event with respect to a Basket Index (or the relevant successor index) exists at any time, if trading in a security included in such Basket Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Basket Index (or the relevant successor index) shall be based on a comparison of:

  the portion of the level of such Basket Index (or the relevant successor index) attributable to that security relative to the overall level of such Basket Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

     For purposes of determining whether a market disruption event with respect to a Basket Index (or the relevant successor index) has occurred, unless otherwise specified in the relevant terms supplement:

  a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to such Basket Index (or the relevant successor index);

  limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

  a suspension of trading in futures or options contracts on such Basket Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of a price change exceeding limits set by such exchange or market,

    an imbalance of orders relating to such contracts, or

    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Basket Index (or the relevant successor index); and

  a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to such Basket Index (or the relevant successor index) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

     “Relevant exchange” means, with respect to each Basket Index or the relevant successor index, the primary organized exchange or market of trading for any security (or any combination thereof) then included in such Basket Index or such successor index, as applicable.

Discontinuation of a Basket Index; Alteration of Method of Calculation

If the sponsor of a Basket Index (the relevant “Index Sponsor”) discontinues publication of such Basket Index and such Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “successor index”), then the closing level for such Basket Index on any relevant Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date or dates as set forth in the relevant terms supplement on which the closing level for such Basket Index is to be determined will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for such successor index on such day as reported by Bloomberg.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the Index Sponsor for a Basket Index discontinues publication of such Basket Index prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Basket Valuation Date or any other relevant date on which the closing level for such Basket Index is to be determined as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no successor index for such Basket Index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Basket Valuation Date or other relevant date, then the calculation agent will determine the closing level for such Basket Index on such date. If the relevant terms supplement provides for continuous Index monitoring, with respect to such Basket Index or successor index, as applicable, the notes will nonetheless thereafter be deemed to be subject to daily Index monitoring, and a Knock-Out Event will be deemed to have occurred if the Index closing level for the relevant Basket Index or successor index, as applicable, decreases below the Knock-Out Buffer Amount on any trading day during the Monitoring Period or on any Monitoring Day. The closing level for such Basket Index will be computed by the calculation agent in accordance with the formula for and method of calculating such Basket Index or successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing such Basket Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of a Basket Index or its successor index, as applicable, may adversely affect the value of the notes.

If at any time the method of calculating a Basket Index or a successor index, or the level thereof, is changed in a material respect, or if a Basket Index or a successor index is in any other way modified so that such Basket Index or such successor index does not, in the opinion of the calculation agent, fairly represent the level of such Basket Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the closing level for such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to such Basket Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level for such Basket Index with reference to such Basket Index or such successor index, as adjusted. Accordingly, if the method of calculating such Basket Index or such successor index is modified so that the level of such Basket Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index), then the calculation agent will adjust its calculation of such Basket Index or such successor index in order to arrive at a level of such Basket Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Events of Default

     Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Basket Valuation Date. If the notes have more than one Basket Valuation Date, then for each Basket Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Basket

Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the relevant terms supplement.

     If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

     The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or Section 408A of the Code, respectively;

  a dealer in securities or foreign currencies;

  a “regulated investment company” as defined in Section 851 of the Code;

  a “real estate investment trust” as defined in Section 856 of the Code;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities or foreign currencies who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations and treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

     The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

     We intend to seek an opinion from Sidley Austin LLP, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Sidley Austin LLP expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Sidley Austin LLP, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Basket Index or Basket Indices and not as debt instruments, unless otherwise indicated.

     We will not attempt to ascertain whether any of the issuers of the component stocks included in the Basket Index or Basket Indices would be treated as “passive foreign investment companies” (“PFICs”), within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”), within the meaning of Section 897 of the Code (“FIRPTA”). If any of the issuers of the component stocks were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC or another governmental authority by the issuers of the component stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the component stocks are or become PFICs or USRPHCs.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

  Tax Treatment of the Notes

     Tax Treatment Prior to Maturity. You should not be required to recognize taxable income or loss over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

     Sale, Exchange or Redemption of the Notes. Upon a sale, exchange or redemption of a note (including redemption of the notes at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Subject to the discussion below, concerning possible alternative tax treatments of an investment in the notes, such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

  Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations and treatments of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale, exchange or redemption of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes.

     In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of instruments similar to the notes to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.

     You are not a Non-U.S. Holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of notes (including redemption of the notes at maturity).

     If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an “open transaction” is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale, exchange or redemption (including cash settlement at maturity) may be subject to U.S. federal income tax if this gain is (or is treated under FIRPTA as) effectively connected with your conduct of a trade or business in the United States.

     In addition, among the issues addressed in the notice described above in “Certain U.S. Federal Income Tax Consequences — Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments such as the notes should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

     If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next sentence has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes (including redemption of the notes at maturity) is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

     If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding and information reporting rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding paragraphs. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

     THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent,” and collectively with JPMSI, the “Agents”), as amended or supplemented from time to time, each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a Financial Industry Regulatory Authority member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 98-II or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 98-II or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 98-II nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 98-II nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 98-II and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

Argentina

     The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

     This product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 98-II and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

     The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

     The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. 131 and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.	Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.	Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.	Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.	Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.	Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

6.	Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7.	Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.	Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.	Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

For the purposes of this provision, the expression:

     an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(a)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law — “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 — Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. 98-II nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 98-II, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 98-II and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

Each Agent has represented and agreed that:

(a)	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

     The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we may be a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96 23, 95 60, 91 38, 90 1 or 84 14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the notes is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions for “adequate consideration” involving a person whose relationship to the Plan or Plan Asset Entity is solely by reason of its being a service provider to the Plan or Plan Asset Entity, as applicable (the “Service Provider Exemption”).

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”).

     Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, by its purchase or holding of the notes or any interest therein, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which such purchaser, holder or person acquires its interest in the notes to the date on which such purchaser, holder or person disposes of its interest in the notes, that (a)(i) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan, Plan Asset Entity or plan subject to Similar Laws or (ii) it is a Plan, Plan Asset Entity or plan subject to Similar Laws and its purchase and holding of the notes will not result in a non exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any Similar Laws, and (b) neither we nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the notes or has provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the notes.

     Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96 23, 95 60, 91 38, 90 1 or 84 14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.